Exhibit 5.2

January 31, 2022

Imperial Petroleum Inc.

331 Kifissias Avenue

Erithrea 14561

Athens, Greece

Re:	Imperial Petroleum – Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as U.S. counsel to Imperial Petroleum Inc., a Marshall Islands corporation (the “Company”), in connection with (i) the preparation of the Company’s Registration Statement on Form F-1 (the “Registration Statement”), filed with the U.S. Securities and Exchange Commission (the “Commission”) on January 31, 2022 pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended (the “Act”), which incorporates by reference the registration statement on Form F-1 (Reg. No. 333-262264) which was declared effective on January 31, 2022 (the “Prior Registration Statement”), including the prospectus that is part of the Prior Registration Statement (the “Prospectus”), and (ii) the underwriting agreement (the “Underwriting Agreement”) to be entered into by and between the Company and Maxim Group LLC, as representative of the several underwriters listed on Schedule A thereto. The Registration Statement and related Prior Registration Statement relate to the registration under the Act of 9,600,000 units (the “Units”) of the Company, each unit consisting of (x) one common share, par value $0.01 per share (each, a “Common Share”), of the Company, or one pre-funded warrant to purchase one Common Share at an exercise price equal to $0.01 per Common Share (collectively, the “Unit Pre-Funded Warrants”), and (y) one Class A Warrant to purchase one Common Share (collectively, the “Unit Class A Warrants”), and up to 1,440,000 additional Common Shares and/or pre-funded warrants (together with the Unit Pre-Funded Warrants, the “Pre-Funded Warrants”), and/or up to 1,440,000 additional Class A Warrants (the “Additional Class A Warrants”), which may be sold pursuant to an option granted to the underwriters by the Company to purchase additional securities, as well as the Company’s issuance of 552,000 Underwriter’s Warrants, each to purchase one Common Share (the “Underwriter’s Warrants,” and together with the Unit Class A Warrants, the Additional Class A Warrants, and the Pre-Funded Warrants, the “Warrants”).

As such counsel, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the following documents:

(a)	the Registration Statement, the Prior Registration Statement and the Prospectus;

(b)	the form of Class A Warrant to be entered into by the Company;

(c)	the form of Warrant Agency Agreement (the “Warrant Agreement”) to be entered into by and between the Company and American Stock Transfer & Trust Company LLC;

(d)	the form of Pre-Funded Warrant to be entered into by the Company;

(e)	the form of Underwriter’s Warrant to be entered into by the Company;

(f)	the form of Underwriting Agreement; and

(g)

such other papers, documents, agreements, certificates of public officials and certificates of representatives of the Company we have deemed relevant and necessary as the basis for the opinion hereinafter expressed.

In such examination, we have assumed the legal competence or capacity of persons or entities (other than the Company) to complete the execution of documents, the genuineness of all signatures and the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as conformed or photostatic copies. As to matters of fact material to this opinion that have not been independently established, we have relied upon the representations and certificates of officers or representatives of the Company and of public officials, in each case as we have deemed relevant and appropriate. We have not independently verified the facts so relied on.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that, when the Units and the Warrants are issued and delivered as contemplated in the Prospectus, the Units and Warrants will constitute valid and legally binding obligations of the Company in accordance with their terms.

The opinion set forth above is subject to (1) applicable bankruptcy, insolvency, reorganization, fraudulent conveyance, fraudulent transfer, fraudulent obligation, moratorium or other similar laws affecting generally the enforceability of creditors’ rights and remedies or the collection of debtor’s obligations from time to time in effect, and (2) general principles of equity, regardless of whether such enforceability is considered in a proceeding in equity or at law, including the application of principles of good faith, fair dealing, course of dealing, course of performance, commercial reasonableness, materiality, unconscionability and conflict with public policy and other similar principles, or other law relating to or affecting creditors’ rights generally and general principles of equity.

In addition, in rendering the foregoing opinion we have assumed that:

a.

the Company (i) is duly incorporated and is validly existing and in good standing, (ii) has requisite legal status and legal capacity under the laws of the jurisdiction of its organization and (iii) has complied and will comply with all aspects of the laws of the jurisdiction of its organization in connection with the transactions contemplated by, and the performance of its obligations under, the Warrant Agreement and the Underwriting Agreement;

b.	the Company has the corporate power and authority to execute, deliver and perform all its obligations under the Underwriting Agreement, the Warrant Agreement and the Units; and

c.

neither the execution and delivery by the Company of the Underwriting Agreement or the Warrant Agreement, nor the performance by the Company of its obligations thereunder: (i) conflict or will conflict with the Restated Articles of Incorporation of the Company, (ii) contravene or will contravene any order or decree of any governmental authority to which the Company or its property is subject or (iii) violate or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the laws of the State of New York).

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.2 to the Registration Statement. We also consent to the reference to our firm under the caption “Legal Matters” in the Prospectus. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Commission.

We are admitted to practice in the State of New York, and we express no opinion as to matters governed by any laws other than the laws of the State of New York.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP